Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

September 22, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Hubei Minkang Pharmaceutical Ltd. — SEC File No. 000-53231

Dear Ladies and Gentlemen:

We have read the statements of Hubei Minkang Pharmaceutical Ltd. (the “Company”) in Item 4.01 on Form 8-K dated on or about September 22, 2011 and we are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC